                                                                    Exhibit 8(b)

                            ADMINISTRATION AGREEMENT

AGREEMENT made as of October 25, 2004, by and between Opus Investment Trust, a Massachusetts business trust, (the "Fund"), and The Bank of New York, a New York banking organization (the "Administrator").

                                   WITNESSETH:

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund desires to retain the Administrator to provide administration services for the portfolios identified on Exhibit A hereto (each, a "Series") and the Administrator is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

          1. Appointment.

The Fund hereby appoints the Administrator as its agent for the term of this Agreement to perform the services described herein. The Administrator hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

          2. Representations and Warranties.

The Fund hereby represents and warrants to the Administrator, which representations and warranties shall be deemed to be continuing, that:

               (a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

               (b)This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms; and

               (c) It is conducting its business in material compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; is not aware of any statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement.

          3. Delivery of Documents.

               (a) The Fund will promptly deliver to the Administrator true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

                    (i) The Fund's articles of incorporation or other organizational document and all amendments thereto (the "Charter");

                    (ii) The Fund's bylaws (the "Bylaws");

                    (iii) Resolutions of the Fund's board of directors or other governing body (the "Board") authorizing the execution, delivery and performance of this Agreement by the Fund;

                    (iv) The Fund's registration statement most recently filed with the Securities and Exchange Commission (the "SEC") relating to the shares of the Fund (the "Registration Statement");

                    (v) The Fund's Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

                    (vi) The Fund's Prospectus and Statement of Additional Information pertaining to the Series (collectively, the "Prospectus").

               (b) A copy of the Charter filed with the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be submitted to the Administrator.

               (c) It shall be the sole responsibility of the Fund to deliver to the Administrator its currently effective Prospectus and the Administrator shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by the Administrator.

          4. Duties and Obligations of the Administrator.

               (a) Subject to the direction and control of the Fund's Board and the provisions of this Agreement, the Administrator shall provide to the Fund the administrative services set forth on Schedule I attached hereto.

               (b) In performing hereunder, the Administrator shall provide, at its expense, office space, facilities, equipment and personnel.

               (c) The Administrator shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of any Fund, maintenance of any Fund's financial records or other services normally performed by the Fund's respective counsel or independent auditors.

               (d) In the event that the Fund requests that the Administrator perform services which are not included in or contemplated by Schedule I and the Administrator agrees to provide such services, the Administrator may in connection therewith delegate its duties and responsibilities to any delegee or agent on such terms and conditions as it deems necessary or appropriate. Any such delegation of duties and responsibilities shall require the prior written consent of the Fund (which shall not be unreasonably withheld). Notwithstanding the foregoing, no Fund consent shall be required for any such delegation to any other subsidiary of The Bank of New York Company, Inc. (hereinafter referred to as a "BNY Affiliate"), provided that the Administrator promptly notifies the Fund in writing of such delegation. The Administrator shall not be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder, other than a BNY Affiliate, so long as the Administrator acts in good faith and without negligence or willful misconduct in the selection of such delegee or agent.

               (e) Each Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any) and transfer agent, and other service provider to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and which in the opinion of the Administrator, is necessary in order to enable it to perform its duties hereunder. The Administrator shall not be responsible for, under any duty to inquire into, or be deemed to make an y assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to the Administrator by any of the aforementioned persons. The Administrator shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to the Administrator and shall be held harmless by each Fund when acting in reliance upon such information, documents or advice relating to such Fund, provided that any action taken or omitted by the Administrator in reliance upon such advice, information or documentation is in good faith and without negligence. All fees or costs charged by such persons shall be borne by the appropriate Fund. In the event that any services performed by the Administrator hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by the Administrator which the Administrator in its reasonable judgment deems reliable, the Administrator shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information, provided that any action taken or omitted by the Administrator in reliance upon such information is in good faith and without negligence.

               (f) Nothing in this Agreement shall limit or restrict the Administrator, any affiliate of the Administrator or any office or employee thereof from acting as administrator for or with any third parties.

               (g) The Administrator may apply to an officer of duly authorized agent of any Fund for written instructions with respect to any matter arising in connection with the Administrator's performance hereunder for such Fund, and the Administrator shall not be liable for any action reasonably taken or omitted to be taken by it in good faith in accordance with such instructions. Such application for instructions may, at the option of the Administrator, set forth in writing any action proposed to be taken or omitted to be taken by the Administrator with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Administrator shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Administrator has received written instructions in response to such application specifying the action to be taken or omitted. The Administrator may consult with counsel to the appropriate Fund or its own counsel, at the Administrator's expense (unless otherwise agreed by the Fund), and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

               (h) Notwithstanding any other provision contained in this Agreement or any Schedule hereto, the Administrator shall have no duty or obligation to with respect to, including, without limitation, any duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Fund, (ii) the taxable nature or effect on a Fund or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events,
(iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Fund to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Fund making or not making any distribution or dividend payment, or any election with respect thereto.

               (i) The Administrator shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I hereto, and no covenant or obligation shall be implied against the Administrator in connection with this Agreement.

          5. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of such Fund's trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under federal or state securities laws of the Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Fund's shareholders, all expenses incidental to holding meetings of such Fund's trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting such Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors and officers.

          6. Compliance Services.

               (a) If Schedule I contains a requirement for the Administrator to provide the Fund with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the "Compliance Services"). The precise compliance review and testing services to be provided shall be as mutually agreed between the Administrator and each Fund, and the results of the Administrator's Compliance Services shall be detailed in a compliance summary report ( the "Compliance Summary Report") prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. The Administrator shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I, or mutually agreed upon in writing by the parties hereto pursuant to item 2 of Schedule I.

               (b) The Fund will examine each Compliance Summary Report delivered to it by the Administrator and notify the Administrator of any error, omission or discrepancy within ten (10) business days of its receipt. The Fund agreed to notify the Administrator promptly if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies the Administrator of any error, omission or discrepancy within ten (10) business days, such Compliance Summary Report shall be deemed to be correct and conclusive in all respects. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will promptly notify the Administrator of such condition after discovery thereof.

               (c) While the Administrator will endeavor to identify out-of-compliance conditions, the Administrator does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Compliance Services, the Fund's sole and exclusive remedy and the Administrator's sole liability shall be limited to re-performance by the Administrator of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Fund.

          7. Standard of Care; Indemnification.

               (a) Except as otherwise provided herein, the Administrator shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys' and accountants' fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of the Administrator's own bad faith, negligence or willful misconduct. In no event shall the Administrator be liable to any Fund or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

               (b) The Fund shall indemnify and hold harmless the Administrator from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by a Fund), and reasonable attorneys' and accountants' fees relating thereto, which are sustained or incurred or which may be asserted against the Administrator, by reason of or as a result of any action taken or omitted to be taken by the Administrator in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed,
(ii) such Fund's Registration Statement or Prospectus, (iii) any instructions of an officer of such Fund, or (iv) any opinion of legal counsel for such Fund or the Administrator, or arising out of transactions or other activities of such Fund which occurred prior to the commencement of this Agreement; provided, that no Fund shall indemnify the Administrator for costs, expenses, damages, liabilities or claims arising out of the Administrator's own negligence, bad faith or willful misconduct. This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement.

               (c) Actions taken or omitted in reasonable reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by the Administrator to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for a Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

          8. Compensation.

               (a) The Fund shall be responsible to compensate the Administrator for all services provided to the Fund hereunder. The rates of compensation shall be mutually agreed from time to time and set forth on a Fee Schedule attached hereto and made a part hereof (which may be amended from time to time in writing by mutual agreement) and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by the Administrator in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. It is understood and agreed that the Administrator will submit its invoice for all amounts due and payable hereunder to Opus Investment Management, which pursuant to a prior arrangement, is responsible to remit payments for services provided to the Fund. All amounts shall be due and payable within 30 days of the date of such invoice. Nothing contained herein shall be construed to relieve the Fund from responsibility for all fees incurred in connection with this Agreement. The Administrator may debit the custody account of the Fund for amounts payable hereunder which remain in arrears for over 60 days. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to the Administrator, the Fund's net asset value shall be computed at the times and in the manner specified in the Fund's Prospectus.

          9. Term of Agreement.

               (a) This Agreement shall continue until terminated by either the Administrator giving to the Fund, or the Fund giving to the Administrator, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice. Upon termination hereof, the affected Fund(s) shall pay to the Administrator such compensation as may be due as of the date of such termination, and shall reimburse the Administrator for any disbursements and expenses made or incurred by the Administrator and payable or reimbursable hereunder.

               (b) Notwithstanding the foregoing, the Administrator may terminate this Agreement upon 30 days prior written notice to a Fund if such Fund shall terminate either its custody agreement or fund accounting agreement with The Bank of New York, or fail to perform its obligations hereunder in a material respect.

          10. Force Majeure.

The Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Administrator shall use its best efforts to resume performance as soon as practicable under the circumstances. Notwithstanding the foregoing, if the Administrator is not maintaining the back-up systems and disaster recovery capabilities required by its regulators, it may not invoke this clause to excuse any delay or non-performance which would have been avoided if it were.

          11. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by the Administrator and the Fund to be bound thereby, and authorized or approved by such Fund's Board.

          12. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any Fund without the written consent of the Administrator, or by the Administrator without the written consent of the affected Fund accompanied by the authorization or approval of such Fund's Board.

          13. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Administrator and the Fund each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement. To the extent that in any jurisdiction any Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

          14. Severability; Entire Agreement.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. This Agreement contains the final, complete and exclusive understanding of the parties hereto and supersedes all prior or contemporaneous, oral or written, agreements, understandings, representations and negotiations between, the parties relating to the subject matter of this Agreement.

          15. No Waiver.

Each and every right granted to the Administrator hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Administrator to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrator of any right preclude any other or future exercise thereof or the exercise of any other right.

          16. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Fund, at

Opus Investment Trust
440 Lincoln Street
Worcester, MA 01653
Attention: General Counsel

if to the Administrator, at
The Bank of New York
One Wall Street
New York, New York 10286

Attention: Edward G. McGann
           Managing Director

     or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

          17. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

          18. Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

          19. Declaration of Trust.

A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers all as of the day and year first above written.

                                             OPUS INVESTMENT TRUST


                                             By: /s/ John P. Kavanaugh
                                                 -------------------------------


                                             THE BANK OF NEW YORK


                                             By: /s/ Edward G. McGann
                                                 -------------------------------
                                                    Edward G. McGann
                                             Title: Managing Director

                                    EXHIBIT A

Portfolios
----------
Opus Cash Reserves

                                   SCHEDULE I
                             ADMINISTRATIVE SERVICES

     1. Assist the Secretary of each Fund in preparation for Board meetings. Such draft minutes, meeting agendas and other material prepared in preparation for each Board meeting are subject to review and approval of Fund counsel.

     2. Perform for each Fund, the compliance tests as mutually agreed and which shall be specific to each Fund. The Compliance Summary Reports listing the results of such tests are subject to review and approval by each Fund.

     3. Participate in the periodic updating of the Fund's Registration Statement and Prospectus and, subject to approval by such Fund's Treasurer and legal counsel, coordinate the preparation, filing, printing and dissemination of periodic reports and other information to the SEC and the Fund's shareholders, including annual and semi-annual reports to shareholders, annual and semi-annual Form N-SAR, Form N-CSR, Form N-Q and notices pursuant to Rule 24(f)-2.

     4. Prepare and file all Form 1099s with respect to each Fund's directors or trustees subject to review and approval by each Fund's independent auditors; prepare workpapers pertaining to the preparation of federal, state and local income tax returns for each Fund and Series and file such returns at the direction of such auditors; and perform ongoing wash sales review (i.e., purchases and sales of Fund investments within 30 days of each other.

     5. Prepare and, subject to approval of each Fund's Treasurer, disseminate to such Fund's Board quarterly unaudited financial statements and schedules of such Fund's investments and make presentations to the Board, as appropriate.

     6. Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

     7. Attend shareholder and Board meetings as requested from time to time.

     8. Subject to review and approval by the Fund Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for each Fund.

     9. Subject to review and approval by the Fund Treasurer, compute Performance Calculations (Yield and Total Return).

     10. Blue Sky Services

          . Subject to approval of the Fund's Board and its legal counsel, perform initial registration for Funds or Series in such states as the Fund shall identify to the Administrator.

          . Subject to approval of the Fund's Board and its legal counsel, perform renewal registration for Funds or Series in such states as the Fund shall identify to the Administrator.

          .    Receive nightly downloads of sales data from transfer agents.

          .    Update state/territory sales information for the Fund or Series.

          . Create and maintain state/territory sales information worksheets for the Fund or Series.

          . Monitor changes in Blue Sky laws and procedures for all registered states/territories.

          . Subject to approval of the Fund's legal counsel, update filing requirements for all law and procedural changes.

          . Communicate directly with regulatory authorities in states/territories as needed.

          . Periodically attend Investment Company Institute (ICI) State Liaison Committee meetings (at no expense to the Fund).

     11. Perform calculations in order to determine any capital gain dividends payable by the Fund at such times and in such manner as shall be mutually agreed between the Administrator and the Fund. The result of all such calculations by the Administrator shall be reviewed and approved by the Fund's Treasurer and Principal Financial Officer.

                        DOMESTIC CUSTODY, FUND ACCOUNTING
                             AND FUND ADMINISTRATION
                                FEE SCHEDULE FOR
                                OPUS CASH RESERVE
                                 October 7, 2004     [LOGO] THE BANK OF NEW YORK

--------------------------------------------------------------------------------

U.S. Safekeeping

0.50 basis point per annum on total gross adjusted assets.

Transaction Charges

$ 5.00* Book-Entry Settlements/Paydowns-DTC/FRB

$15.00 Physical Settlements, Options, Futures, and Other Derivatives

$40.00 Eurodollar C/D's

$ 7.50 For wires and checks not related to security transactions

* Subject to $10 surcharge for instructions not delivered in an electronic, STP manner

There is an annual minimum safekeeping fee of $10,000 per portfolio.

Fund Accounting - Daily NAV

1.50 basis points annually on the first $2 billion in total gross adjusted assets.

1.25 basis points on the excess over $2 billion.

Note: There is an additional fee for share classes in excess of 2.

There is an annual minimum Fund Accounting fee of $40,000 per portfolio.

Fund Administration Services - Bundled

2.0 basis points annually on the first $2 billion in total gross adjusted assets.

1.75 basis points on the excess over $2 billion.

There is an annual minimum Fund Administration fee of $55,000 per portfolio.

                        DOMESTIC CUSTODY, FUND ACCOUNTING
                             AND FUND ADMINISTRATION
                                FEE SCHEDULE FOR
                                OPUS CASH RESERVE
                                 October 7, 2004     [LOGO] THE BANK OF NEW YORK

--------------------------------------------------------------------------------

Corporate Governance

Provide Sarbanes-Oxley sub-certifications $750 per fund per annum

2004 Mutual Fund Accounting Security Pricing Fee Schedule

Monthly Pricing Base Charge per fund per annum: $500.00

Monthly Pricing Charge Schedule per Security, by Asset Type, by Vendor:

------------------------------------------------------------------------------
                 Asset Type                          Vendor(s)         Monthly
------------------------------------------------------------------------------
CMOs                                           Merrill Lynch           $46.20
International Dividends                        IDC                     $32.34
ARMs                                           Merrill Lynch           $23.10
Adjustable Rate, CMOs, High Yield Corporates   JJK                     $23.10
Variable Rates                                 MMD                     $23.10
International Bond Evaluation                  IDC                     $21.00
CMOs                                           IDC                     $16.80
Asset Backed, CMOs                             Muller                  $15.75
Foreign Fixed Income                           FRI                     $13.02
Munis                                          IDC, JJK, Muller        $11.55
Corps, Govt Bonds, Asset Backed, SBAs          Merrill Lynch           $11.55
Corporate/Government Bonds                     IDC, Muller             $10.50
International Equities, Money Market           IDC                     $10.50
MBS Bonds                                      Merrill Lynch, Muller   $10.50
Domestic Dividends                             Muller                  $10.50
MBS Factors                                    IDC, Muller             $ 9.45
Government                                     Merrill Lynch           $ 8.19
Treasury, Equity, MBS Bonds, Corporates        JJK                     $ 5.88
MBS                                            Merrill Lynch           $ 5.46
Domestic Equity                                IDC, Muller             $ 3.15
Canadian, Options/Futures (listed)             IDC                     $ 3.15

--------------------------------------------------------------------------------

Charge for all manually obtained prices during the month: $5.00 each per occurrence

Note: The above mentioned fees are for calendar year 2004. The Bank of New York reserves the right to adjust the Mutual Fund Accounting Security Pricing Fee Schedule annually beginning with calendar year 2005. The above fees may be adjusted annually to reflect the cost of obtaining Security Prices from Pricing Vendors and inflation.

                        DOMESTIC CUSTODY, FUND ACCOUNTING
                             AND FUND ADMINISTRATION
                                FEE SCHEDULE FOR
                                OPUS CASH RESERVE
                                 October 7, 2004     [LOGO] THE BANK OF NEW YORK

--------------------------------------------------------------------------------

Out-of-Pocket

In addition to the above fee schedule, Out of Pocket Charges will be charged and include, but are not limited to:

     .    Securities pricing and broker quotes.
     .    Telephone and other transmittal charges.
     .    SAS 70 Report.
     .    Dual set of books for tracking tax amortization and accretion elections.
     .    Early cash availability.
     .    Apollo access.
     .    Special audits and pricing audits.
     .    Postage and insurance on physical transfer items.
     .    Federal Reserve charges.
     .    Global sub-custodian out-of-pocket charges.
     .    Duplicating charges.
     .    Legal, audit and other professional fees.
     . Travel and expenses for attendance at board, committee or any special meetings.
     . Preparation of custom reports (excludes annual and semi-annual reports).
     . Consultative services or other functions including fund reorganizations and special projects will be charged at a negotiated rate.
     . Custom electronic interfaces and/or programming beyond normal and customary system development associated with conversion and thereafter.

Earnings Credit on Balances/Interest on Overdrafts

Earnings credits are provided to each portfolio on 90% of the daily available balance in the domestic custodian account after reduction for Federal Reserve requirements, computed at the 90-day T- bill rate minus 25 bps on the day of the balance.

Overdrafts, excluding bank errors, will cause a reduction of earnings credits daily, computed at 2.0% above the Federal Funds rate on the day of the overdraft.

Credits and debits will be accumulated daily and offset monthly against the Bank's safekeeping custodian fees. To the extent a net debit is accumulated, each portfolio will be billed for the expense. To the extent a net earnings credit is generated, such excess earnings credit can be carried forward until calendar year end. Any credits remaining after that date will be forfeited.

                        DOMESTIC CUSTODY, FUND ACCOUNTING
                             AND FUND ADMINISTRATION
                                FEE SCHEDULE FOR
                                OPUS CASH RESERVE
                                 October 7, 2004     [LOGO] THE BANK OF NEW YORK

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Minimum Fee Waiver

To reflect our sincere desire to demonstrate our capabilities and to form a mutually beneficial partnership with Allmerica Financial, we will waive our minimum fees for the first six months of operation of the fund.

Billing Cycle

All fees will be billed on a monthly basis.

All of the information contained within this schedule is confidential and should not be made available to third parties prior to reference to The Bank of New York.

Agreed and accepted by:

         OPUS Cash Reserve                         The Bank of New York


By: (signature) John P. Kavanaugh       By: (signature) /s/ Edward G. McGann
                ---------------------                   ------------------------
Name: John P. Kavanaugh                 Name: Edward G. McGann
Title: President                        Title: Managing Director

Date: October 7, 2004                   Date: April 6, 2005